Exhibit 10.3.43
Board of Directors Compensation
On September 7, 2006 the Board of Directors approved changes in the compensation for non-employee directors and pursuant to that approval the Compensation Committee approved grants of restricted stock to non-employee directors under the Company’s Long Term Incentive Plan with the number of shares granted to be determined by the formula described below. The changes in cash compensation and the award of restricted stock will both be effective November 1, 2006.
The changes include increasing the annual cash retainer for non-employee directors by $4,000, increasing the cash compensation for the Lead Director by $5,000, increasing the cash compensation for the Audit Committee Chairman by $2,500, increasing the restricted stock grant for the Chairman of the Board of Directors by 2,500 shares, and changing the annual grant of restricted stock compensation for non-employee directors from 7,500 shares to the number of shares with a value approximately equal to the annual cash retainer as of November 1 of each year.
Each non-employee director will receive an annual retainer of $41,500. Supplemental annual cash compensation will be provided to the directors holding the following positions in the amounts shown in the following table:

Position	Cash Retainer
Chairman of Board of Directors	$15,000
Lead Director	$15,000
Chairman of Audit Committee	$7,500
Chairman of Compensation Committee	$5,000
Chairman of the Research and Development Committee	$5,000

Each non-employee director will receive a grant of restricted stock on November 1 of each year. The value of the restricted stock will equal as closely as possible, subject to rounding to prevent issuance of fractional shares, the annual cash retainer paid to non-employee directors ($41,500 for the period November 1, 2006 through and including October 31, 2007). The number of shares awarded will be calculated based upon the average closing price for the Company’s stock for the four weeks ending prior to November 1 of each year. The restricted stock will vest 1/12th per month, and any unvested restricted stock will be forfeited upon termination of an individual’s service as a director.
Supplemental restricted stock, with the same vesting provisions as described above, will be provided on November1 of each year to the directors holding the following positions in the amounts shown in the following table:

Number of Shares of
Position	Restricted Stock
Chairman of Board of Directors	5,000
Lead Director	5,000
Chairman of Audit Committee	5,000
Chairman of Compensation Committee	5,000
Chairman of the Research and Development Committee	2,500